Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Amanda C. Fowler, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS STRONG SECOND QUARTER SALES
AND REAFFIRMS FULL-YEAR EPS GUIDANCE

•    Transcatheter Heart Valve Sales Reach $85 Million

•    FDA Panel Recommendation Marks Important Step Toward U.S. SAPIEN Launch

•    Special Charge and Income Tax Benefit Recorded

IRVINE, Calif., July 21, 2011 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended June 30, 2011 of $58.1 million, or $0.48 per diluted share, compared to net income of $57.5 million, or $0.48 per diluted share, for the same period in 2010.  Excluding special items from both periods, detailed in the reconciliation table below, second quarter diluted earnings per share were $0.49, an increase over the prior year of 6.5 percent.

Second quarter net sales increased 18.1 percent to $431.2 million compared to the same period last year.  Underlying(1) sales growth was 11.0 percent.

“Growth outside the U.S. was particularly strong this quarter, including another impressive quarter for transcatheter heart valves,” said Michael A. Mussallem, chairman and CEO.  “Our core heart valve and critical care product lines continued to perform well globally.  And, we were pleased with the FDA advisory panel’s recommendation for approval yesterday, which reinforces our confidence in a 2011 U.S. launch for the Edwards SAPIEN transcatheter heart valve.”

Sales Results

For the second quarter, the company reported Heart Valve Therapy sales of $263.1 million, representing 22.5 percent growth over last year.  Underlying sales grew 14.8 percent.  Transcatheter heart valve sales were $85.3 million, a 60.3 percent increase over 2010, or 45.7 percent on an underlying basis.  These results were driven by strong procedure growth and continued adoption of the new 29mm Edwards SAPIEN XT valve in Europe.

“Transfemoral sales remained strong and transapical sales, aided by our new 29mm valve, grew 50 percent this quarter over last year.  Based on our strong first-half performance, we now expect transcatheter valve sales for the full year of $330 to $360 million, including an estimated $20 to $25 million related to the expected U.S. launch,” Mussallem said.

Driven primarily by the company’s newer products, surgical heart valve sales were $177.8 million this quarter, a 10.0 percent increase over last year.  Underlying sales grew 4.2 percent.  In the U.S., the company saw slower procedure growth than in the first quarter, while in Asia tissue valve growth was particularly strong.

Critical Care sales were $127.7 million for the quarter, representing 15.6 percent growth over last year.  Underlying sales grew 8.9 percent.  Results were strong across most geographies, driven by sales of the company’s advanced monitoring products, as well as pressure monitoring products.

Cardiac Surgery Systems sales increased to $27.3 million for the quarter, representing sales growth of 3.0 percent over last year.

Vascular sales were $13.1 million, a slight decline from the same quarter last year.

Domestic and international sales for the second quarter were $151.3 million and $279.9 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 70.4 percent compared to 72.5 percent in the same period last year.  This decrease was driven predominantly by the impact from foreign exchange.  At current rates, this negative effect is expected to increase, resulting in a third quarter gross profit margin of approximately 70 percent.  With the lift from existing foreign exchange contracts in the fourth quarter and the expected launch of the Edwards SAPIEN valve in the U.S., the company expects to exit the year at approximately 73 percent.

Selling, general and administrative expenses were $163.2 million for the quarter, or 37.8 percent of sales, compared to $140.6 million in the prior year.  This increase was driven primarily by the impact of foreign exchange and U.S. transcatheter heart valve launch-related investments.

Research and development (R&D) expenses for the quarter grew 28.3 percent to $64.9 million, or 15.1 percent of sales.  This increase was primarily the result of additional investments in clinical studies and development efforts pertaining to the company’s transcatheter heart valve programs, and a $2.0 million in-process R&D charge related to the acquisition of mitral valve technology.

Free cash flow for the quarter was $42.1 million, calculated as cash from operating activities of $59.3 million, minus capital expenditures of $17.2 million.

At June 30, 2011, cash and cash equivalents were $468.2 million and total debt was $174.8 million, resulting in net cash of $293.4 million.

During the quarter, the company repurchased approximately 970,000 shares of common stock for $83.2 million.

Special Items

During the quarter, the company recorded a $4.0 million charge to reflect the increased collection risk associated with its receivables in Greece.  Additionally, the company recorded a $2.5 million income tax benefit resulting from the partial settlement of a prior-year European tax audit.

Six-Month Results

For the six months ended June 30, 2011, the company recorded net income of $122.0 million, or $1.01 per diluted share, compared to $105.2 million, or $0.88 per diluted share for the same period in 2010.  For the six months ended June 30, 2011, diluted earnings per share increased 14.8 percent over last year, or 18.6 percent excluding special items in both periods.

Net sales for the first six months of 2011 increased 18.4 percent to $835.7 million.  Underlying sales growth was 14.0 percent.

Domestic and international sales for the six months were $300.4 million and $535.3 million, respectively.

During the first six months, the company repurchased approximately 1.9 million shares of common stock for $159.0 million.

Outlook

“Based upon our first-half performance, we remain on track to deliver double-digit earnings growth during a year of considerable investment,” said Mussallem.  “Not only do we believe that Edwards’ leading product lines are well positioned globally to contribute to our long-term success, we remain optimistic for the potential of transcatheter valve technologies to drive accelerating revenue growth and expanding operating margins.  We look forward to the U.S. launch of SAPIEN and making this therapy available to patients suffering from severe aortic stenosis who currently have limited treatment options.

“For 2011, we remain comfortable with the sales and earnings guidance we raised in April, which includes total sales of $1.66 to $1.74 billion and net income growth of 11 to 13 percent, excluding special items.  We continue to expect a gross profit margin at the bottom of our 71 to 73 percent range, and to project free cash flow, excluding special items, of $190 to $200 million.

“We remain confident in achieving our previous guidance for diluted earnings per share, excluding special items, of $2.01 to $2.07,” Mussallem added.  “For the third quarter 2011, we project diluted earnings per share, excluding special items, of $0.37 to $0.39.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring that enable them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its second quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 375014.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, expectations for the U.S launch and global commercialization of the SAPIEN valve, and the Company’s financial goals or expectations for sales, gross profit margin, net income and net income growth, earnings per share and earnings per share growth and free cash flow and other financial expectations.  Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the Company does update or correct one or more of these statements, investors and others should not conclude that the Company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and extent of regulatory approval, launch and reimbursement for the SAPIEN valve and other new products and the ability of the Company to continue to lead in the development of  the THV field; the Company’s success in developing new products, creating new market opportunities for its products and avoiding manufacturing and quality issues; the availability of competitive products; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; economic developments in key markets; unexpected litigation results or expense; and other risks detailed in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2010.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.  The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and acquired products and foreign exchange fluctuations, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions.  Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share, gross profit margin, net income and growth is also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the company’s business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected gross profit margin, net income and growth and projected earnings per share guidance, excluding special charges, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, Edwards SAPIEN XT and SAPIEN are trademarks of Edwards Lifesciences Corporation.

# # #

(1)  “Underlying” amounts are non-GAAP items and in this press release exclude exchange fluctuations.  See the reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2011	2010	2011	2010

Net sales	$431.2	$365.2	$835.7	$705.7
Cost of goods sold	127.8	100.4	244.6	199.0

Gross profit	303.4	264.8	591.1	506.7

Selling, general and administrative expenses	163.2	140.6	313.5	274.6
Research and development expenses	64.9	50.6	123.9	95.8
Special charges, net	4.0	8.3	4.0	8.3
Interest (income) expense, net	(0.3)	0.5	(0.3)	0.7
Other income, net	(1.2)	(1.6)	(7.4)	(4.6)

Income before provision for income taxes	72.8	66.4	157.4	131.9

Provision for income taxes	14.7	8.9	35.4	26.7

Net income	$58.1	$57.5	$122.0	$105.2

Earnings per share:
Basic	$0.51	$0.51	$1.06	$0.93
Diluted	$0.48	$0.48	$1.01	$0.88

Weighted-average common shares outstanding:
Basic	114.8	113.4	114.9	113.3
Diluted	120.0	118.8	120.2	118.9

Operating Statistics
As a percentage of net sales:
Gross profit	70.4%	72.5%	70.7%	71.8%
Selling, general and administrative expenses	37.8%	38.5%	37.5%	38.9%
Research and development expenses	15.1%	13.9%	14.8%	13.6%
Income before provision for income taxes	16.9%	18.2%	18.8%	18.7%
Net income	13.5%	15.7%	14.6%	14.9%

Effective tax rate	20.2%	13.4%	22.5%	20.2%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	June 30,	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$468.2	$396.1
Accounts and other receivables, net	364.1	302.5
Inventories, net	229.4	203.6
Deferred income taxes	57.8	51.9
Prepaid expenses	44.0	35.4
Other current assets	53.3	43.1
Total current assets	1,216.8	1,032.6

Property, plant and equipment, net	281.0	269.8
Goodwill	349.9	315.2
Other intangible assets, net	72.9	67.1
Investments in unconsolidated affiliates	24.8	25.0
Deferred income taxes	45.1	44.5
Other assets	11.9	13.0

Total assets	$2,002.4	$1,767.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$313.3	$296.0
Short-term debt	—	41.8
Total current liabilities	313.3	337.8

Long-term debt	174.8	—
Other long-term liabilities	129.1	121.2

Stockholders’ equity
Common stock	118.8	117.0
Additional paid-in capital	291.4	211.3
Retained earnings	1,246.0	1,124.0
Accumulated other comprehensive loss	(9.5)	(42.1)
Treasury stock, at cost	(261.5)	(102.0)
Total stockholders’ equity	1,385.2	1,308.2

Total liabilities and stockholders’ equity	$2,002.4	$1,767.2

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.   The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and newly acquired products and foreign exchange fluctuations, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions.   Guidance for sales and sales growth rates is provided on an “underlying basis”, and projections for diluted earnings per share, gross profit margin, selling, general and administrative expenses (“SG&A”), research and development expenses (“R&D”), effective tax rate, net income and growth is also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the Company’s GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. The Company is not able to provide a reconciliation of projected earnings per share, gross profit margin, SG&A, R&D, effective tax rate, net income and growth guidance, excluding special charges, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Special Charges, net - The Company incurred certain special charges in 2011 and 2010 related to the following:

1)         Greece receivables reserve:  $4.0 million charge in the second quarter of 2011 to reflect the increased collection risk associated with the Company’s Greece receivables;

2)         MONARC program discontinuation:  $8.3 million charge in the second quarter of 2010 related to the write-down of assets, primarily intellectual property, due to the discontinuation of the Company’s EVOLUTION II clinical trial of the Edwards MONARC system.

Given the magnitude and unusual nature of these special charges relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income and earnings per share.

Provision For Income Taxes - During the second quarter of 2011, the Company recorded a $2.5 million tax benefit resulting from a partial settlement of a prior year European tax audit.  During the second quarter of 2010, the Company recorded a $9.8 million income tax benefit resulting from a partial settlement of a prior year tax audit. Given the magnitude and unusual nature of the tax events relative to the periods presented, they have been excluded from non-GAAP net income and earnings per share.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

GAAP TO NON-GAAP NET INCOME TABLE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2011	2010	2011	2010

GAAP net income	$58.1	$57.5	$122.0	$105.2

Reconciling items:

Special charges, net (A)
1) Greece receivables reserve	4.0	—	4.0	—
2) MONARC program discontinuation	—	8.3	—	8.3
Total	4.0	8.3	4.0	8.3

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	(0.4)	(1.0)	(0.4)	(1.0)
Tax settlements (A)	(2.5)	(9.8)	(2.5)	(9.8)
Total	(2.9)	(10.8)	(2.9)	(10.8)

Non-GAAP net income	$59.2	$55.0	$123.1	$102.7

GAAP TO NON-GAAP EARNINGS PER SHARE TABLE

GAAP earnings per share	$0.48	$0.48	$1.01	$0.88

Reconciling items: (C)

Special charges, net (A)
1) Greece receivables reserve	0.03	—	0.03	—
2) MONARC program discontinuation	—	0.06	—	0.06
Total	0.03	0.06	0.03	0.06

Provision for income taxes
Tax settlements (A)	(0.02)	(0.08)	(0.02)	(0.08)

Non-GAAP earnings per share	$0.49	$0.46	$1.02	$0.86

Note: Numbers may not calculate due to rounding.

(A)  See description of “Special Charges, net” and “Provision For Income Taxes” on the previous page.

(B)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(C)  All amounts are tax-effected, calculated using the relevant tax jurisdictions’ statutory tax rates.

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Tax Rate

	Three Months Ended	Six Months Ended
	June 30, 2011	June 30, 2011

GAAP Tax Rate	20.2%	22.5%

Reconciling items: (A)

Special charges, net
Greece receivables reserve	(0.5)%	(0.3)%

Provision for income taxes
Tax settlements	3.2%	1.5%

Non-GAAP Tax Rate	22.9%	23.7%

(A)  See description of “Special Charges, net” and “Provision For Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

($ in millions)

					2010 Adjusted
Sales by Product Line (QTD)	2Q 2011	2Q 2010	Change	GAAP Growth Rate*	FX Impact	2Q 2010 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valves	$177.8	$161.6	$16.2	10.0%	$8.9	$170.5	4.2%
Transcatheter Heart Valves	85.3	53.2	32.1	60.3%	5.0	58.2	45.7%
Total Heart Valve Therapy	263.1	214.8	48.3	22.5%	13.9	228.7	14.8%
Critical Care	127.7	110.5	17.2	15.6%	6.7	117.2	8.9%
Cardiac Surgery Systems	27.3	26.5	0.8	3.0%	1.3	27.8	(1.9)%
Vascular	13.1	13.4	(0.3)	(2.2)%	0.9	14.3	(8.6)%
Total Sales	$431.2	$365.2	$66.0	18.1%	$22.8	$388.0	11.0%

					2010 Adjusted
Sales by Product Line (YTD)	YTD 2Q 2011	YTD 2Q 2010	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2010 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valves	$350.0	$319.2	$30.8	9.7%	$11.1	$330.3	6.0%
Transcatheter Heart Valves	158.0	92.3	65.7	71.2%	4.5	96.8	63.2%
Total Heart Valve Therapy	508.0	411.5	96.5	23.5%	15.6	427.1	19.0%
Critical Care	248.3	215.6	32.7	15.2%	9.6	225.2	10.2%
Cardiac Surgery Systems	53.4	51.3	2.1	4.1%	1.5	52.8	1.0%
Vascular	26.0	27.3	(1.3)	(5.2)%	1.1	28.4	(8.5)%
Total Sales	$835.7	$705.7	$130.0	18.4%	$27.8	$733.5	14.0%

Sales by Region (QTD)	2Q 2011	2Q 2010	Change	GAAP Growth Rate*
United States	$151.3	$144.7	$6.6	4.6%
Europe	151.7	116.1	35.6	30.7%
Japan	69.8	60.5	9.3	15.4%
Rest of World	58.4	43.9	14.5	33.0%
International	279.9	220.5	59.4	26.9%
Total	$431.2	$365.2	$66.0	18.1%

Sales by Region (YTD)	YTD 2Q 2011	YTD 2Q 2010	Change	GAAP Growth Rate*
United States	$300.4	$283.0	$17.4	6.1%
Europe	291.2	223.8	67.4	30.1%
Japan	139.1	116.5	22.6	19.4%
Rest of World	105.0	82.4	22.6	27.4%
International	535.3	422.7	112.6	26.6%
Total	$835.7	$705.7	$130.0	18.4%

* Numbers may not calculate due to rounding.